EXHIBIT 25

TRANSACTIONS

Except as previously disclosed in the Schedule 13D, as amended, the following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons or on behalf of the Reporting Persons, inclusive of any transactions effected through 4:00 p.m., New York City time, on August 15, 2018. Except as otherwise noted below, all such transactions were purchases of securities effected in the open market, are reported at the daily weighted average purchase price, and the table includes commissions paid in per share prices.

NAME OF REPORTING PERSON	DATE OF TRANSACTION	AMOUNT OF SECURITIES	PRICE PER SHARE
High River Limited Partnership	08/13/2018	40,000	$71.57
High River Limited Partnership	08/14/2018	49,863	73.01
High River Limited Partnership	08/15/2018	100,000	76.63
Icahn Partners LP	08/13/2018	93,714	$71.57
Icahn Partners LP	08/14/2018	116,823	73.01
Icahn Partners LP	08/15/2018	234,286	76.63
Icahn Partners Master Fund LP	08/13/2018	66,286	$71.57
Icahn Partners Master Fund LP	08/14/2018	82,630	73.01
Icahn Partners Master Fund LP	08/15/2018	165,714	76.63